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                                                                Exhibit 11
THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES
Computation of Earnings Per Share
(In thousands)
                                      Three Months Ended     Six Months Ended
                                            June 30              June 30
                                     -------------------     ----------------
                                         1998       1997       1998      1997
                                        -----      -----      -----     -----
EARNINGS:
Basic:
Net income (loss), as reported      $(297,281)   288,942   (102,603)  458,360
Dividends on preferred stock,
 net of taxes                          (2,120)    (2,168)    (4,269)   (6,012)
Premium on preferred
 shares redeemed                       (1,361)      (651)    (2,205)     (911)
                                     --------   --------   --------  --------
  Net income (loss) available
     to common shares               $(300,762)   286,123   (109,077)  451,437
                                     ========   ========   ========  ========

Diluted:
Net income (loss), as reported      $(297,281)   288,942   (102,603)  458,360
Dividends on preferred stock,
 net of taxes                          (2,120)         -     (4,269)   (1,659)
Premium on preferred
 shares redeemed                       (1,361)      (651)    (2,205)     (911)
Dividends on convertible
 monthly income preferred
 securities, net of taxes                   -      2,019          -     4,037
Additional PSOP expense due to
 assumed conversion of preferred
 stock, net of taxes                        -       (666)         -    (1,336)
Interest expense on zero
 coupon bonds, net of taxes                 -        779          -     1,542
                                     --------   --------   --------  --------
  Net income (loss) available
     to common shares               $(300,762)   290,423   (109,077)  460,033
                                     ========   ========   ========  ========

SHARES:
Basic:
 Weighted average common
  shares outstanding                  235,160    229,611    234,670   230,211
                                     ========   ========   ========  ========

Diluted:
 Weighted average common
  shares outstanding                  235,160    229,611    234,670   230,211
 Additional dilutive effect of:
  Assumed conversion of
   preferred stock                          -      8,025          -     7,848
  Assumed conversion of
   monthly income
   preferred securities                     -      7,017          -     7,017
  Assumed exercise of
    stock options outstanding               -      4,786          -     4,702
  Assumed conversion of
   zero coupon bonds                        -      2,923          -     2,923
                                     --------   --------   --------  --------
   Weighted average, as adjusted      235,160    252,362    234,670   252,701
                                     ========   ========   ========  ========

EARNINGS (LOSS) PER
 COMMON SHARE:
    Basic                              $(1.28)      1.25      (0.46)     1.96
    Diluted                            $(1.28)      1.15      (0.46)     1.82


Diluted earnings per share is the same as Basic earnings per share for both periods of 1998 because Diluted earnings per share calculated in accordance with SFAS No. 128 for The St. Paul's loss from continuing operations for those periods results in anti-dilution.